SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) April 6, 2007
EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752

(Address of principal executive offices)
(508) 357-2221

(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
See the disclosure under Item 2.03 below, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 6, 2007, Evergreen Solar, Inc. (the “Company”) entered into a Loan and Security Agreement with Silicon Valley Bank providing for a credit facility that provides for a $25,000,000 secured revolving line of credit, which may be used to borrow revolving loans or to issue letters of credit on the Company’s behalf, and includes a foreign exchange sublimit and a cash management services sublimit. The interest rates on borrowings under the line of credit will be calculated by reference to Silicon Valley Bank’s prime rate and will depend on maintenance by the Company of certain amounts of cash at Silicon Valley Bank. The credit facility matures on April 5, 2008, at which time all outstanding borrowings and any unpaid interest thereon must be repaid, and all outstanding letters of credit must be cash collateralized. The proceeds from the line of credit in the short-term are expected to be used to collateralize a guarantee by the Company of certain obligations to be incurred by EverQ GmbH pursuant to a long-term loan facility with Deutsche Bank, expected to be consummated early in the second quarter of 2007.
The credit facility contains certain financial covenants, including a covenant requiring the Company to maintain from April 6, 2007 through and including July 1, 2007 a minimum of $10,000,000 in an account with Silicon Valley Bank and afterwards maintain a minimum cash and committed availability covenant, and as of June 30, 2007 and each month thereafter maintain a tangible net worth covenant, provided that the tangible net worth covenant will not apply for each month in which the Company maintains at least $50,000,000 at Silicon Valley Bank. The credit facility also contains certain other restrictive loan covenants, including covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, pay dividends, and repurchase stock.
The credit facility contains events of default that include, among others, non-payment of principal or interest, inaccuracy of any representation or warranty, violation of covenants, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness, a material adverse change default, and events constituting a change of control. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the credit facility.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Effective April 6, 2007, the Board of Directors (the “Board”) of the Company, appointed Tom L. Cadwell to serve as a Class III director with a term expiring at the 2009 Annual Meeting of Stockholders. As of the date of this report, the Board has not yet determined on which Board committees, if any, Mr. Cadwell will serve.
Mr. Cadwell, 61, has served as the Executive Vice Chairman of the Board of Directors of Integrated Materials, Inc., a manufacturer of pure polysilicon products vital to semiconductor diffusion processes, since December 2006. From December 2002 until November 2006, Mr. Cadwell served as the President of Integrated Materials, Inc. From 2000 until February 2002, Mr. Cadwell served as the President and Chief Executive Officer of Tecstar, Inc., a leader in MOCVD processes for solar cells for satellite power systems as well as LEDs for leading edge applications. Mr. Cadwell holds an MBA from Saint Louis University and a bachelors degree in civil engineering from the University of Missouri.
There is no arrangement or understanding between Mr. Cadwell and any other person pursuant to which Mr. Cadwell was elected as a director of the Company. There are no relationships between Mr. Cadwell and the Company requiring disclosure under Item 404(a) of Regulation S-K.
In connection with the appointment of Mr. Cadwell to the Board and in accordance with the Company’s director compensation policy, Mr. Cadwell was granted an option to purchase 15,000 shares of the Company’s common stock under the Company’s Amended and Restated 2000 Stock Option and Incentive Plan. Mr. Cadwell was granted an additional option to purchase 1,270 shares of the Company’s common stock under the Amended and

Restated 2000 Stock Option and Incentive Plan. This option grant represents Mr. Cadwell’s pro rata portion of the annual grant of 7,500 options to each director of the Company. As a non-employee director, Mr. Cadwell will receive the same compensation provided to other non-employee directors of the Company in accordance with the Company’s current policies and procedures.
ITEM 9.01 Financial Statement and Exhibits
Exhibits

10.1	Loan and Security Agreement, dated as of April 6, 2007, by and between Registrant and Silicon Valley Bank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary

Dated: April 10, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of April 6, 2007, by and between Registrant and Silicon Valley Bank.